Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form S-4, dated May 24, 2006, of our report dated October 6, 2003, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2003 and 2002 and for the two years ended June 30, 2003, which appears in such Form S-4.

CHARTERED ACCOUNTANTS

Vancouver, B.C.
May 24, 2006